Exhibit 10.3
Summary of Non-Employee Director Compensation
     Effective January 27, 2009, each non-employee director of Dawson Geophysical Company (the “Company”) will receive monthly compensation of $2,000. Each non-employee director also will receive a fee of $2,000 for each regular Board of Directors meeting. In addition, the chairman of the Audit Committee will receive an additional fee of $500 per month. Each non-employee director also will receive a grant of the Company’s common stock worth $36,000 annually. The Company also reimburses the reasonable expenses incurred by its directors in attending meetings and other company business.
     Directors who are also full-time officers or employees of the Company receive no additional compensation for serving as directors.